Exhibit 3.87

State of Delaware Secretary of State Division of Corporations Delivered 04:59 PM 01/05/2009 FILED 04:58 PM 01/05/2009 SRV 090005907 - 4493452 FILE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

UP ACQUISITION SUB INC.

UP Acquisition Sub Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of UP Acquisition Sub Inc. be amended by changing Article I thereof so that, as amended, said Article shall be and read as follows:

“1.

The name of the corporation is UP Support Services, Inc. (the “Corporation”).”

SECOND: In lieu of a meeting and vote of the sole stockholder, the stockholder has given written consent to said amendment to the Certificate of Incorporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective as of January 5, 2009.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Incorporation of UP Acquisition Sub Inc. this 5th day of January, 2009.

UP ACQUISITION SUB INC.

By:
Name:	Carl F. Shelburne, Jr.
Title	Chief Financial Officer